Exhibit 99.1

April 29, 2010 – FOR IMMEDIATE RELEASE	Contact: Robert V. Lardon
Vice President, Investor Relations
203.328.3517
robert.lardon@harman.com

Harman International Delivers Solid Third-Quarter Revenue and EPS Growth

•	Operational excellence and new product launches lead the performance improvement

•	Company holds solid cash position helped by positive cash from operations

•	$200M cash from QNX divestiture to be deployed in strategic acquisitions

•	Harman to acquire Brazilian audio leader Eletrônica Selenium S/A

•	Company announces mid-term revenue and earnings guidance for Fiscal Year 2013

Stamford, CT, April 29, 2010 – Harman International (NYSE: HAR), the leading global audio and infotainment group, today announced results for the Third Quarter FY 2010 ending March 31, 2010. Net sales for the quarter were $848 million, an increase of 42 percent compared to the same period last year. Excluding foreign currency translation, net sales increased by 36 percent. Excluding non-recurring items, the third quarter generated a non-GAAP operating profit of $37 million, compared to a non-GAAP operating loss of ($72) million last year. On the same non-GAAP basis, earnings per diluted share were $0.31 for the quarter compared to a loss per diluted share of ($0.93) last year. On a GAAP basis, earnings per diluted share were $0.26 for the quarter compared to loss per diluted share of ($1.17) last year.

“We are very pleased by the clear impact of our initiatives to accelerate new product introductions, reduce costs and increase productivity, combined with some encouraging improvement in key markets,” said Dinesh C. Paliwal, the Company’s Chairman, President and CEO. “Our culture of relentless execution is starting to pay off as we deliver upon pent-up market demand, and our customers continue to reward us with new business. We are sharpening our portfolio through strategic partnerships and we are exploring potential acquisitions that would complement organic growth. We are accelerating our brand marketing activities in both established and emerging markets to reinforce the profitable growth potential that is characterizing a new and energized HARMAN.”

FY 2010 Key Figures – Total Company	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions (except per share data)	3M FY10	3M FY09	Including Currency Changes	Excluding Currency Changes[2]	9M FY10	9M FY09	Including Currency Changes	Excluding Currency Changes[2]
Net sales	848	598	42%	36%	2,543	2,223	14%	12%
Gross profit	226	113	100%	92%	685	532	29%	25%
Percent of net sales	26.7%	18.9%			26.9%	23.9%
SG&A	196	206	(5)%	(8)%	616	959	(36)%	(38)%
Operating income (loss)	31	(92)	n.m.	n.m.	68	(427)	n.m.	n.m.
Percent of net sales	3.6%	(15.5)%			2.7%	(19.2)%
Net Income (loss)	18	(69)	n.m.	n.m.	25	(367)	n.m.	n.m.
Diluted earnings (loss) per share	0.26	(1.17)			0.35	(6.27)
Restructuring-related costs	6	18			14	54
Goodwill impairment charge	0	2			12	328
Non-GAAP
Gross profit[1]	227	113	100%	92%	689	540	28%	24%
Percent of net sales[1]	26.8%	18.9%			27.1%	24.3%
SG&A1	191	185	3%	0%	594	585	2%	(1)%
Operating income (loss)[1]	37	(72)	n.m.	n.m.	95	(45)	n.m.	n.m.
Percent of net sales[1]	4.3%	(12.0)%			3.7%	(2.0)%
Net Income (loss)[1]	22	(54)	n.m.	n.m.	47	(39)	n.m.	n.m.
Diluted earnings (loss) per share[1]	0.31	(0.93)			0.66	(0.66)
Shares outstanding - diluted (in millions)	71	59			71	59
1,2 A non-GAAP measure, see reconciliations of non-GAAP measures later in this release. n.m. = Not Meaningful

Summary of Operations Fiscal 2010 – Third Quarter

Net sales in the third quarter were $848 million, an increase of 42 percent, or 36 percent when adjusted for constant currency, compared to the same period in the prior year. Net sales increased in all three divisions and the Company gained market share in the Automotive Division.

Gross margin on a non-GAAP basis in the third quarter increased 7.9 percentage points to 26.8 percent. The gross margin improvement was primarily due to higher factory utilization associated with increased sales, improved product mix in the Automotive Division, and improved productivity as a result of STEP Change initiatives. SG&A expense on a non-GAAP basis in the third quarter was $191 million compared to $185 million, and flat when adjusted for constant currency. As a percentage of sales, SG&A declined 8.4 percentage points from 30.9% to 22.5%.

Operating income on a non-GAAP basis in the third quarter was $37 million compared to an operating loss of ($72) million last year. On a GAAP basis, operating profit was $31 million compared to an operating loss of ($92) million.

HARMAN continues to execute ahead of schedule on its $400 million STEP Change permanent cost-savings program. The Company has achieved $321 million in permanent savings through March 31, 2010, compared to a target of $265 million.

At March 31, 2010, the Company’s cash and short term investments balance was $424 million compared to $630 million in the prior quarter. The decrease in cash was primarily the result of the pay down of the Company’s revolving credit facility in January, partly offset by positive cash from operations. The Company secured an amendment to a debt covenant in the indenture for its convertible senior notes in January which had previously restricted future borrowings, including borrowings under the revolving credit facility. This amendment now allows the Company to more efficiently manage its debt and related interest expense.

Mid-Term Guidance and Strategic Initiatives

Given better revenue visibility from awarded business and stabilizing markets, the Company is announcing mid-term guidance for sales, operating profit and earnings per share for Fiscal Year 2013 as shown in the table below.

Fiscal Year 2013	HARMAN Group	Automotive Division	Consumer Division	Professional Division

Top-Line CAGR	7 – 10%	8 – 11%	4 – 7%	5 – 8%

Operating Profit	7 – 10%	7 – 10%	3 – 6%	16 – 19%

Earnings per Share	$3.00 - $4.00	N/A	N/A	N/A

The Company announced during April that it has reached agreement with Research in Motion (NASDAQ:RIMM; TSX:RIM) to sell its QNX Software Systems business for a cash price of approximately $200 million. This strategic move is expected to further strengthen Harman’s position in the automotive market through faster innovation in mobile connectivity. The transaction is subject to customary regulatory approvals and is anticipated to close in the fourth quarter.

In a separate press release, Harman said today that it has reached agreement to acquire Eletrônica Selenium S/A of Brazil, a leading provider of professional and consumer audio solutions. The deal is subject to final documentation and is expected to close within four to six weeks.

The Company also announced in April that it has reached agreement with China’s Neusoft Corporation (600718.SH) to transfer employees and certain assets located at the Company’s facility in Hamburg, Germany. The parties have also entered into an engineering and software development services agreement related to advanced technologies. The two companies will operate joint development centers in Shenyang, China and Hamburg, Germany.

In order to improve penetration of its strong brand portfolio, the Company has implemented a new corporate identity architecture that best characterizes its position as the leading global house of brands for premium audio and infotainment. A new HARMAN corporate brand logo has been introduced, and the HARMAN name will accompany established product brand logos on digital, print and packaging materials. The Company’s aggressive strategy will be communicated this week in leading business publications including The Wall Street Journal, New York Times, Financial Times and Fortune.

Complementing its rapid expansion into the emerging markets, HARMAN will have a featured presence at the Shanghai World Expo which opens May 1 in China. HARMAN sound systems are installed at every permanent Expo venue, more than 25 specialty venues and HARMAN is also serving as Official Sound Partner to the USA Pavilion. In cooperation with the Expo organizers, the U.S. State Department and other exhibitors, the Company will inform and entertain an expected 70 million visitors to the six-month-long exposition.

At the time of issuing this press release, HARMAN is in advanced discussions with a leading global automaker to finalize the second implementation of the Company’s scalable, next-generation automotive infotainment system.

“I am delighted by the new energy across our team, which is revealed in an unprecedented number of initiatives for innovation, operational excellence, brand awareness and portfolio management”, said Paliwal. “This new enthusiasm is complemented by our four strategic business pillars. We will develop cutting-edge “smart” infotainment solutions, increase market penetration of branded audio solutions, achieve our industry’s best-in-class cost and capital structure, and grow aggressively in the emerging markets. This is reinforced by today’s announcement of our planned acquisition of Selenium. We remain committed to continuous improvement in the value we deliver to customers, investors and employees.”

Investor Call and Analyst Day on April 29, 2010

The Company will conduct the following activities today in conjunction with its Third Quarter FY2010 results:

•

8:30 a.m. – 9:15 a.m. EDT: HARMAN will conduct an investor and analyst call hosted by CEO, Dinesh Paliwal, and CFO, Herbert Parker. Those who wish to participate via audio in the earnings conference call scheduled at 8:30 a.m. EDT should dial 800-747-0365 (U.S.) or +1 (212) 231-2900 (International) ten minutes before the call and reference Harman International. Following the call, a replay will be available at approximately 10:15 a.m. EDT through June 28, 2010 at 10:15 a.m. EDT. To listen to the replay, dial (800) 633-8284 (U.S.) or +1 (402) 977-9140 (International), Access Code: 21464359.

•

12:00 p.m. – 4:30 p.m. EDT: Investor and Analyst conference at JPMorgan’s office located at 383 Madison Avenue in New York City, New York. Following a buffet lunch at noon, a series of presentations by HARMAN’s CEO, CTO, Division Presidents, and CFO will detail HARMAN’s current operations, strategies and mid-term FY13 financial guidance. In-person attendance is limited to portfolio managers and buy/sell side equity analysts and pre-registration is required. Interested individuals should communicate their plans to attend by sending an e-mail to Sonia.Croker@Harman.com or by calling (203) 274-2817 or (203) 247-2095.

•

Live Webstream: A live web-stream of the day’s presentations and Q & A discussion will be available beginning at 12:30 p.m. EDT and will run to approximately 4:30 p.m. EDT. Those interested must pre-register at: http://w.on24.com/clients/harman/analystday. A replay of the web-streamed presentations will be made available within 24 hours following the event for six months and can be accessed at the following link: http://w.on24.com/clients/harman/analystday.

General Information

HARMAN (www.harman.com) designs, manufactures and markets a wide range of audio and infotainment solutions for the automotive, consumer and professional markets – supported by 15 leading brands including AKG®, Harman Kardon®, Infinity®, JBL®, Lexicon® and Mark Levinson®. The Company is admired by audiophiles across multiple generations and supports leading professional entertainers and the venues where they perform. More than 20 million automobiles on the road today are equipped with HARMAN audio and infotainment systems. HARMAN has a workforce of about 11,000 people across the Americas, Europe and Asia, and reported sales of $3.2 billion for the last twelve months ended March 31, 2010. The Company’s shares are traded on the New York Stock Exchange under the symbol NYSE:HAR.

A reconciliation of the non-GAAP measures included in this press release to the most comparable GAAP measures is provided in the tables contained at the end of this press release. HARMAN does not intend for this information to be considered in isolation or as a substitute for other measures prepared in accordance with GAAP.

Forward-Looking Information

Except for historical information contained herein, the matters discussed are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act. One should not place undue reliance on these statements. We base these statements on particular assumptions that we have made in light of our industry experience, as well as our perception of historical trends, current market conditions, current economic data, expected future developments and other factors that we believe are appropriate under the circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those suggested in the forward-looking statements, including but not limited to (1) our ability to successfully implement our STEP Change cost reduction initiatives and to achieve the intended benefits and anticipated savings of those initiatives; (2) our ability to maintain profitability in our automotive division; (3) the loss of one or more significant customers, or the loss of a significant platform with an automotive customer; (4) warranty obligations for defects in our products; (5) our ability to successfully implement our global footprint initiative, including achieving cost reductions and other benefits in connection with the restructuring of our manufacturing, engineering, procurement and administrative organizations; (6) the inability of our suppliers to deliver products at the scheduled rate and disruptions arising in connection therewith; (7) our ability to attract and retain qualified senior management and to prepare and implement an appropriate succession plan for our critical organizational positions; (8) our failure to implement and maintain a comprehensive disaster recovery program; (9) our failure to comply with governmental rules and regulations, including FCPA and U.S. export control laws, and the cost of compliance with such laws; (10) our ability to maintain a competitive technological advantage through innovation and leading product designs; (11) acceptance by OEMs and customers of our mid-platform infotainment system; (12) the outcome of pending or future litigation and other claims, including, but not limited to the current stockholder and ERISA lawsuits; (13) our ability to enforce or defend our ownership and use of intellectual property; and (14) other risks detailed in Harman International’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009 and other filings made by Harman International with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement.

APPENDIX

Automotive Division

FY 2010 Key Figures – Automotive	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY10	3M FY09	Including Currency Changes	Excluding Currency Changes[2]	9M FY10	9M FY09	Including Currency Changes	Excluding Currency Changes[2]
Net sales	630	405	55%	48%	1,841	1,539	20%	16%
Gross profit	145	52	179%	162%	439	307	43%	38%
Percent of net sales	23.0%	12.9%			23.8%	19.9%
SG&A	116	136	(15)%	(18)%	385	691	(44)%	(46)%
Operating income (loss)	29	(84)	n.m.	n.m.	54	(384)	n.m.	n.m.
Percent of net sales	4.6%	(20.7)%			2.9%	(24.9)%
Restructuring-related costs	1	15			6	31
Goodwill impairment charge	0	2			12	292
Non-GAAP
Gross profit[1]	145	52	177%	161%	441	314	40%	36%
Percent of net sales[1]	23.1%	12.9%			23.9%	20.4%
SG&A1	115	119	(4)%	(8)%	369	374	(1)%	(4)%
Operating income (loss)[1]	31	(67)	n.m.	n.m.	72	(60)	n.m.	n.m.
Percent of net sales[1]	4.9%	(16.4)%			3.9%	(3.9)%

n.m.	= Not Meaningful

Automotive Division net sales for the quarter ended March 31, 2010 were $630 million, an increase of 55 percent, or 48 percent when adjusted for constant currency, compared to the same period in the prior year. Gross margin on a non-GAAP basis in the third quarter increased 10.2 percentage points to 23.1 percent. The gross profit margin improvement was due to improved leverage of fixed manufacturing expenses as a result of higher sales volume and improved product mix.

SG&A expense on a non-GAAP basis in the third quarter was $115 million compared to $119 million in the prior year, a decrease of 4 percent or 8 percent on a constant currency basis. The decrease was primarily the result of lower bad debt expense. As a percentage of sales, SG&A declined by 11.2 percentage points from 29.4% to 18.2%.

The Company announced in April that Sachin Lawande and Michael Mauser have been appointed as Co-Presidents of its Automotive Division. Both will serve as members of the Company’s Group Executive Committee, reporting to the Chief Executive Officer. The two executives’ collective expertise in technology, finance and project management is complementary and provides a strong leadership platform to grow profitably and deliver on the Company’s $10 billion awarded audio and infotainment business with a sharp focus on innovation and execution.

The HARMAN Automotive Division successfully launched its Harman Kardon sound system in the BMW 1-Series and 3-Series and the Mercedes-Benz E-Class Convertible during March 2010. The division showcased its energy-saving GreenEdge™ technology in concept cars from innovation leaders Lotus Engineering, Rinspeed, Tesla and RUF, and unveiled a new concept for electric vehicle charging stations with leading German utility company RWE.

Consumer Division

FY 2010 Key Figures – Consumer	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY10	3M FY09	Including Currency Changes	Excluding Currency Changes[2]	9M FY10	9M FY09	Including Currency Changes	Excluding Currency Changes[2]
Net sales	81	69	18%	13%	292	287	2%	(2)%
Gross profit	22	15	45%	38%	80	68	17%	12%
Percent of net sales	27.6%	22.3%			27.3%	23.8%
SG&A	23	23	0%	(3)%	74	103	(28)%	(30)%
Operating income (loss)	(1)	(8)	n.m.	n.m.	6	(35)	n.m.	n.m.
Percent of net sales	(0.9)%	(11.3)%			2.0%	(12.0)%
Restructuring-related costs	1	0			4	5
Goodwill impairment charge	0	0			0	23
Non-GAAP
Gross profit[1]	23	15	46%	39%	80	68	17%	12%
Percent of net sales[1]	27.8%	22.3%			27.3%	23.8%
SG&A1	23	23	(1)%	(4)%	70	74	(6)%	(8)%
Operating income (loss)[1]	0	(8)	n.m.	n.m.	10	(6)	n.m.	n.m.
Percent of net sales[1]	(0.3)%	(10.9)%			3.3%	(2.1)%

n.m.	= Not Meaningful

Consumer Division net sales for the quarter ended March 31, 2010 were $81 million, an increase of 18 percent, or 13 percent when adjusted for constant currency, compared to the same period in the prior year. Gross margin on a non-GAAP basis in the third quarter increased 5.5 percentage points to 27.8 percent. The gross profit margin improvement was primarily due to improved leverage of fixed manufacturing expenses as a result of higher sales volume. SG&A expense on a non-GAAP basis in the third quarter was $23 million compared to $23 million in the prior year. As a percentage of sales, SG&A declined by 5.3 percentage points from 33.3% to 28.0%.

HARMAN Consumer Division has rolled out nearly 350 Sound for Vision in-store displays in Europe, featuring an active demonstration of the 5.1 Harman Kardon 3-D Surround Sound System for flat screen TVs. HARMAN opened its first US store-within-a-store at the nation’s largest home furnishings outlet, Nebraska Furniture Mart.

The JBL K2 speaker series received Japan’s most prestigious Grand Prix Golden Sound Award. The JBL brand has been honored an unprecedented six times with this award.

Professional Division

FY 2010 Key Figures – Professional	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY10	3M FY09	Including Currency Changes	Excluding Currency Changes[2]	9M FY10	9M FY09	Including Currency Changes	Excluding Currency Changes[2]
Net sales	126	114	10%	8%	380	369	3%	2%
Gross profit	50	40	26%	24%	147	138	7%	6%
Percent of net sales	39.9%	34.9%			38.8%	37.5%
SG&A	35	32	12%	9%	95	102	(7)%	(8)%
Operating income (loss)	15	8	78%	83%	52	36	44%	44%
Percent of net sales	11.8%	7.3%			13.8%	9.8%
Restructuring-related costs	4	3			4	10
Goodwill impairment charge	0	0			0	0
Non-GAAP
Gross profit[1]	51	40	28%	26%	149	139	8%	7%
Percent of net sales[1]	40.3%	34.7%			39.3%	37.7%
SG&A1	32	28	15%	13%	93	93	0%	(1)%
Operating income (loss)[1]	19	12	58%	59%	56	46	22%	22%
Percent of net sales[1]	14.9%	10.3%			14.8%	12.5%

n.m. = Not Meaningful

Professional Division net sales for the quarter ended March 31, 2010 were $126 million, an increase of 10 percent, or 8 percent when adjusted for constant currency, compared to the same period in the prior year. Gross margin on a non-GAAP basis in the third quarter increased 5.6 percentage points to 40.3 percent. The gross profit margin improvement was due to several new product launches this quarter and improved leverage of fixed manufacturing expenses as a result of higher sales volumes. SG&A expense on a non-GAAP basis in the third quarter was $32 million compared to $28 million in the same period last year.

The HARMAN Professional Division launched 49 new products during the third quarter, including the new JBL® speakers, Crown® amplifiers, DigiTech® guitar processors, and Lexicon reverb processors. The Division’s High-Performance Audio/Video products were exhibited at the Architectural Digest Show in New York. BSS Audio® units were installed in the world’s tallest building, Dubai’s Burj Khalifa.

New HARMAN professional audio systems debuted this spring at numerous high-profile sporting venues including the Minnesota Twins ballpark, Oriole Park at Camden Yards in Baltimore, the Atlanta Falcons’ Georgia Dome, Meadowlands Stadium in New Jersey, the University of Louisville complex and the Indianapolis Convention Center. The Company’s AKG® brand was honored by the National Academy of Recording Arts and Sciences with a Technical GRAMMY® award for its 60 years of contributions to the science of sound.

Other (QNX and Corporate)

FY 2010 Key Figures – Other	Three Months Ended March 31				Nine Months Ended March 31
			Increase (Decrease)				Increase (Decrease)
$ millions	3M FY10	3M FY09	Including Currency Changes	Excluding Currency Changes[2]	9M FY10	9M FY09	Including Currency Changes	Excluding Currency Changes[2]
Net sales	11	10	19%	19%	30	29	3%	3%
Gross profit	9	6	47%	47%	19	19	2%	2%
Percent of net sales	75.8%	61.6%			64.1%	64.6%
SG&A	21	15	41%	41%	63	63	(1)%	(1)%
Operating income (loss)	(13)	(9)	n.m.	n.m.	(43)	(45)	n.m.	n.m.
Percent of net sales	n.m.	n.m.			n.m.	n.m.
Restructuring-related costs	0	0			0	7
Goodwill impairment charge	0	0			0	13
Non-GAAP
Gross profit[1]	9	6	47%	47%	19	19	2%	2%
Percent of net sales[1]	75.8%	61.6%			64.1%	64.6%
SG&A1	21	15	39%	39%	62	43	45%	45%
Operating income (loss)[1]	(13)	(9)	n.m.	n.m.	(43)	(24)	n.m.	n.m.
Percent of net sales[1]	n.m.	n.m.			n.m.	n.m.

n.m. = Not Meaningful

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

($000s omitted except per share amounts; unaudited)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2010	2009	2010	2009
Net sales	$848,232	$598,282	$2,543,089	$2,223,347
Cost of sales	621,917	484,987	1,858,337	1,691,265

Gross profit	226,315	113,295	684,752	532,082

Selling, general and administrative expenses	195,741	203,434	590,841	630,862
Loss on deconsolidation of VIE	—	—	13,122	—
Goodwill impairment	—	2,341	12,292	327,786

Operating income (loss)	30,574	(92,480)	68,497	(426,566)

Other expenses:
Interest expense, net	5,768	4,999	23,933	11,141
Miscellaneous, net	1,604	723	3,844	1,751

Income (loss) before income taxes	23,202	(98,202)	40,720	(439,458)

Income tax expense (benefit)	4,942	(29,437)	10,545	(72,516)

Net income (loss)	18,260	(68,765)	30,175	(366,942)
Less: Net Income (loss) attributable to non-controlling interest	—	—	5,289	(34)

Net Income (loss) attributable to Harman International Industries, Incorporated	18,260	(68,765)	24,886	(366,908)

Basic earnings (loss) per share	$0.26	$(1.17)	$0.35	$(6.27)
Diluted earnings (loss) per share	$0.26	$(1.17)	$0.35	$(6.27)

Shares outstanding – Basic	70,531	58,568	70,300	58,544
Shares outstanding – Diluted	71,282	58,568	70,791	58,544

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS

($000s omitted; unaudited)

	March 31, 2010	June 30, 2009
ASSETS
Current assets
Cash and cash equivalents	$300,589	$586,359
Short-term investments	123,769	—
Accounts receivable	569,183	415,837
Inventories	361,517	333,704
Other current assets	151,283	170,422

Total current assets	1,506,341	1,506,322

Property, plant and equipment	436,409	518,596
Goodwill	88,110	81,877
Deferred tax assets, long term	269,355	274,312
Other assets	99,940	92,390

Total assets	$2,400,155	$2,473,497

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Current portion of long-term debt	$605	$605
Accounts payable	333,595	241,420
Accrued liabilities	370,830	362,781
Accrued warranties	104,272	116,673
Income taxes payable	6,670	22,051

Total current liabilities	815,972	743,530

Borrowings under revolving credit facility	—	227,319
Convertible senior notes	358,989	347,837
Other senior debt	1,018	1,535
Other non-current liabilities	175,024	145,358

Total liabilities	1,351,003	1,465,579

Harman International shareholders’ equity	1,049,152	1,007,132
Noncontrolling interest	—	786
Total equity	1,049,152	1,007,918

Total liabilities and equity	$2,400,155	$2,473,497

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts; unaudited)

	Three Months Ended March 31, 2010
	GAAP	Adjustments	Non-GAAP
Net sales	$848,232	—	$848,232
Cost of sales	621,917	$(879)[a]	621,038

Gross profit	226,315	879	227,194

Selling, general and administrative expenses	195,741	(5,057)[b]	190,684
Loss on deconsolidation of VIE	—	—	—
Goodwill impairment	—	—	—
Operating income (loss)	30,574	5,936	36,510

Other expenses:
Interest expense, net	5,768	—	5,768
Miscellaneous, net	1,604	—	1,604

Income (loss) before income taxes	23,202	5,936	29,138

Income tax expense (benefit)	4,942	1,878 [c]	6,820

Net income (loss)	18,260	4,058	22,318
Less: Net Income (loss) attributable to non-controlling interest	—	—	—
Net Income (loss) attributable to
Harman International Industries, Incorporated	18,260	4,058	22,318

Basic earnings (loss) per share	$0.26		$0.32
Diluted earnings (loss) per share	$0.26		$0.31

Shares outstanding – Basic	70,531		70,531
Shares outstanding – Diluted	71,282		71,282

(a)	Restructuring charges in Cost of Sales in the amount of $0.9 million were recorded during the third quarter of fiscal 2010. These charges were primarily related to accelerated depreciation expense for a facility in France.
(b)	Restructuring charges in SG&A in the amount of $5.1 million were recorded during the third quarter of fiscal 2010. These charges were taken to increase efficiency in manufacturing, engineering and administrative functions.
(c)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country. This weighted average calculation yielded a tax benefit rate of 31.6%.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our restructuring and goodwill impairment charges incurred during the third quarter of fiscal 2010. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts; unaudited)

	Nine Months Ended March 31, 2010
	GAAP	Adjustments	Non-GAAP
Net sales	$2,543,089	—	$2,543,089
Cost of sales	1,858,337	$(4,253)[a]	1,854,084

Gross profit	684,752	4,253	689,005

Selling, general and administrative expenses	590,841	(9,606)[b]	581,235
Loss on deconsolidation of VIE	13,122	—	13,122
Goodwill impairment	12,292	(12,292)[c]	—

Operating income (loss)	68,497	26,151	94,648

Other expenses:
Interest expense, net	23,933	—	23,933
Miscellaneous, net	3,844	—	3,844

Income (loss) before income taxes	40,720	26,151	66,871

Income tax expense (benefit)	10,545	3,977 [d]	14,522

Net income (loss)	30,175	22,174	52,349
Less: Net Income (loss) attributable to noncontrolling interest	5,289	—	5,289

Net Income (loss) attributable to
Harman International Industries, Incorporated	24,886	22,174	47,060

Basic earnings (loss) per share	$0.35		$0.67
Diluted earnings (loss) per share	$0.35		$0.66

Shares outstanding – Basic	70,300		70,300
Shares outstanding – Diluted	70,791		70,791

(a)	Restructuring charges in Cost of Sales in the amount of $4.3 million were recorded during the first nine months of fiscal 2010. These charges were primarily related to the reorganization of the Portable Navigation Device (PND) business within the Automotive Division and accelerated depreciation expense for a facility in France.
(b)	Restructuring charges in SG&A in the amount of $9.6 million were recorded during the first nine months of fiscal 2010. These charges were taken to increase efficiency in manufacturing, engineering and administrative functions.
(c)	A goodwill impairment charge of $12.3 million was incurred during the first nine months of fiscal 2010.
(d)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country. This weighted average calculation yielded a tax benefit rate of 28.7%. Tax benefits, if any, applied to goodwill impairment expense are based on discrete transactions and disclosed in the goodwill impairment footnotes of our recent SEC filings.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our restructuring and goodwill impairment charges incurred during the first nine months of fiscal 2010. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts; unaudited)

	Three Months Ended March 31, 2009
	GAAP	Adjustments	Non-GAAP
Net sales	$598,282	—	$598,282
Cost of sales	484,987	$(66)[a]	484,921

Gross profit	113,295	66	113,361

Selling, general and administrative expenses	203,434	(18,418)[b]	185,016
Goodwill impairment	2,341	(2,341)[c]	—

Operating income (loss)	(92,480)	20,825	(71,655)

Other expenses:
Interest expense, net	4,999	—	4,999
Miscellaneous, net	723	—	723

Income (loss) before income taxes	(98,202)	20,825	(77,377)

Income tax expense (benefit)	(29,437)	6,285 [d]	(23,152)

Net income (loss)	(68,765)	14,540	(54,225)
Less: Net Income (loss) attributable to noncontrolling interest	—	—	—

Net Income (loss) attributable to
Harman International Industries, Incorporated	(68,765)	14,540	(54,225)

Basic earnings (loss) per share	$(1.17)		$(0.93)
Diluted earnings (loss) per share	$(1.17)		$(0.93)

Shares outstanding – Basic	58,568		58,568
Shares outstanding – Diluted	58,568		58,568

(a)	Restructuring charges in Cost of sales in the amount of $66,000 were recorded during the third quarter of fiscal 2009. These charges were taken to increase efficiency in manufacturing.
(b)	Restructuring charges in SG&A in the amount of $18.4 million were recorded during the third quarter of fiscal 2009. Charges were taken to increase efficiency in manufacturing, engineering and administrative functions.
(c)	A goodwill impairment charge of $2.3 million was incurred during the third quarter of fiscal 2009.
(d)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country. Tax benefits, if any, applied to goodwill impairment expense are based on discrete transactions and disclosed in the goodwill impairment footnotes of our recent SEC filings.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our restructuring and goodwill impairment charges incurred during the third quarter of fiscal 2009. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

RECONCILIATION OF GAAP TO NON-GAAP RESULTS

($000s omitted except per share amounts; unaudited)

	Nine Months Ended March 31, 2009
	GAAP	Adjustments	Non-GAAP
Net sales	$2,223,347	—	$2,223,347
Cost of sales	1,691,265	$(7,861)[a]	1,683,404

Gross profit	532,082	7,861	539,943

Selling, general and administrative expenses	630,862	(46,354)[b]	584,508
Goodwill impairment	327,786	(327,786)[c]	—

Operating income (loss)	(426,566)	382,001	(44,565)

Other expenses:
Interest expense, net	11,141	—	11,141
Miscellaneous, net	1,751	—	1,751

Income (loss) before income taxes	(439,458)	382,001	(57,457)

Income tax expense (benefit)	(72,516)	53,930 [d]	(18,586)

Net income (loss)	(366,942)	328,071	(38,871)
Less: Net Income (loss) attributable to noncontrolling interest	(34)	—	(34)

Net Income (loss) attributable to
Harman International Industries, Incorporated	(366,908)	328,071	(38,837)

Basic earnings (loss) per share	$(6.27)		$(0.66)
Diluted earnings (loss) per share	$(6.27)		$(0.66)

Shares outstanding – Basic	58,544		58,544
Shares outstanding – Diluted	58,544		58,544

(a)	Restructuring charges in Cost of sales in the amount of $7.9 million were recorded during the first nine months of fiscal 2009. These charges were taken to increase efficiency in manufacturing.
(b)	Restructuring charges in SG&A in the amount of $46.4 million were recorded during the first nine months of fiscal 2009. Charges were taken to increase efficiency in manufacturing, engineering and administrative functions.
(c)	A goodwill impairment charge of $327.8 million was incurred during the first nine months of fiscal 2009.
(d)	The tax benefits are calculated by multiplying the actual restructuring charge in each individual country by the discrete tax rate within that specific country. Tax benefits, if any, applied to goodwill impairment expense are based on discrete transactions and disclosed in the goodwill impairment footnotes of our recent SEC filings.

Harman International has provided a reconciliation of non-GAAP measures in order to provide the users of these financial statements with a better understanding of our restructuring and goodwill impairment charges incurred during the first nine months of fiscal 2009. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measurements should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

RECONCILIATION OF NON-GAAP MEASURES

EXCLUDING EFFECT OF FOREIGN CURRENCY TRANSLATION

($000s Omitted; unaudited)

INCLUDING ITEMS	Three Months Ended March 31,		Increase (Decrease)
	2010	2009
Net sales	$848,232	$598,283	42%
Effect of foreign currency translation[1]	—	23,679
Net sales, excluding effect of foreign currency translation	848,232	621,962	36%

Gross profit	226,315	113,295	100%
Effect of foreign currency translation[1]	—	4,723

Gross profit, excluding effect of foreign currency translation	226,315	118,018	92%

SG&A	195,741	205,775	(5)%
Effect of foreign currency translation[1]	—	7,241

SG&A, excluding effect of foreign currency translation	195,741	213,016	(8)%

Operating income (loss)	30,574	(92,480)	n.m.
Effect of foreign currency translation[1]	—	(2,518)

Operating income (loss), excluding effect of foreign currency translation	$30,574	$(94,998)	n.m.

Net income (loss) attributable to Harman International Industries, Incorporated	18,260	(68,765)	n.m.
Effect of foreign currency translation[1]	—	(2,137)

Net income (loss), excluding effect of foreign currency translation, attributable to Harman International Industries Incorporated	$18,260	$(70,903)	n.m.

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

RECONCILIATION OF NON-GAAP MEASURES

EXCLUDING EFFECT OF FOREIGN CURRENCY TRANSLATION

($000s Omitted; unaudited)

INCLUDING ITEMS	Nine Months Ended March 31,		Increase (Decrease)
	2010	2009
Net sales	$2,543,089	$2,223,347	14%
Effect of foreign currency translation[1]	—	57,903

Net sales, excluding effect of foreign currency translation	2,543,089	2,281,250	12%

Gross profit	684,752	532,082	29%
Effect of foreign currency translation[1]	—	14,854

Gross profit, excluding effect of foreign currency translation	684,752	546,936	25%

SG&A	616,255	958,648	(36)%
Effect of foreign currency translation[1]	—	30,294

SG&A, excluding effect of foreign currency translation	616,255	988,942	(38)%

Operating income (loss)	68,497	(426,566)	n.m.

Effect of foreign currency translation[1]	—	(15,440)

Operating income (loss), excluding effect of foreign currency translation	68,497	(442,006)	n.m.

Net income (loss) attributable to Harman International Industries, Incorporated	24,886	(366,908)	n.m.
Effect of foreign currency translation[1]	—	(13,788)

Net income (loss), excluding effect of foreign currency translation, attributable to Harman International Industries, Incorporated	$24,886	$(380,696)	n.m.

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

RECONCILIATION OF NON-GAAP MEASURES

EXCLUDING EFFECT OF FOREIGN CURRENCY TRANSLATION

($000s Omitted; unaudited)

EXCLUDING ITEMS	Three Months Ended March 31,		Increase (Decrease)
	2010	2009
Net sales	$848,232	$598,283	42%
Effect of foreign currency translation[1]	—	23,679

Net sales, excluding effect of foreign currency translation	848,232	621,962	36%

Gross profit	227,194	113,361	100%
Effect of foreign currency translation[1]	—	4,699

Gross profit, excluding effect of foreign currency translation	227,194	118,060	92%

SG&A	190,684	185,016	3%
Effect of foreign currency translation[1]	—	6,370

SG&A, excluding effect of foreign currency translation	190,684	191,386	0%

Operating income (loss)	36,510	(71,655)	n.m.
Effect of foreign currency translation[1]	—	(1,671)

Operating income (loss), excluding effect of foreign currency translation	36,510	(73,326)	n.m.

Net income (loss) attributable to Harman International Industries, Incorporated	22,318	(54,225)	n.m.
Effect of foreign currency translation[1]	—	(1,291)

Net income (loss), excluding effect of foreign currency translation, attributable to Harman International Industries, Incorporated	$22,318	$(55,516)	n.m.

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

RECONCILIATION OF NON-GAAP MEASURES

EXCLUDING EFFECT OF FOREIGN CURRENCY TRANSLATION

($000s Omitted; unaudited)

EXCLUDING ITEMS	Nine Months Ended March 31,		Increase
	2010	2009	(Decrease)
Net sales	$2,543,089	$2,223,347	14%
Effect of foreign currency translation[1]	—	57,903

Net sales, excluding effect of foreign currency translation	2,543,089	2,281,250	12%

Gross profit	689,005	539,943	28%
Effect of foreign currency translation[1]	—	14,887

Gross profit, excluding effect of foreign currency translation	689,005	554,830	24%

SG&A	594,357	584,508	2%
Effect of foreign currency translation[1]	—	13,895

SG&A, excluding effect of foreign currency translation	594,357	598,403	(1)%

Operating income (loss)	94,648	(44,565)	n.m.
Effect of foreign currency translation[1]	—	991

Operating income (loss), excluding effect of foreign currency translation	94,648	(43,574)	n.m.

Net income (loss) attributable to Harman International Industries, Incorporated	47,060	(38,837)	n.m.
Effect of foreign currency translation[1]	—	2,645

Net income (loss), excluding effect of foreign currency translation, attributable to Harman International Industries, Incorporated	$47,060	$(36,193)	n.m.

[1]	Impact of restating prior year results at current year foreign exchange rates.

Harman International has provided a reconciliation of the non-GAAP measures in the table above to provide the users of the financial statements with a better understanding of the Company’s performance. Because changes in currency exchange rates affect our reported financial results, we show the rates of change both including and excluding the effect of these changes in exchange rates. We encourage readers of our financial statements to evaluate our financial performance excluding the impact of foreign currency translation. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. This measurement should be considered in addition to, but not as a substitute for, the information contained in our consolidated financial statements prepared in accordance with US GAAP.